Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website:www.onestop-ca.com

RE: Inlif Limited

CIK: 0001991592

We have been furnished a copy of the statements being made by Inlif Limited (the “Company”) in its Form 6-K dated March 13, 2025 and captioned “Changes in Registrant’s Certifying Accountant”. We acknowledge that Onestop Assurance PAC had issued audit reports on the consolidated financial statements of the Company for the years ended December 31, 2022 and 2023.

During the period from May 5, 2023, the date of our appointment as the Company’s independent registered public accounting firm, through March 13, 2025, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We agree with all statements pertaining to us in such Form 6-K. We have no basis to agree or disagree with any other statements of the Registrant contained in Exhibit 16.1.

Very truly yours,

/s/ Onestop Assurance PAC
Onestop Assurance PAC
March 13, 2025